Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports 2013 Second Quarter

Sales of $70.8 Million

•	Sales increased 9% in the quarter; Diluted earnings per share were $0.34

•	Results included $900 thousand of acquisition-related expenses

•	2013 revenue guidance increased to $325 million to $340 million, including the July 2013 acquisition of Peco, Inc.

EAST AURORA, NY July 31,2013 – Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported financial results for the three and six months ended June 29, 2013.

	Three Months Ended			Six Months Ended
	June 29, 2013	June 30, 2012	% Change	June 29, 2013	June 30, 2012	% Change
Sales	$70,833	$64,989	9.0%	$144,800	$130,127	11.3%
Gross profit	$18,681	$17,054	9.5%	$38,900	$35,174	10.6%
Gross margin	26.4%	26.2%		26.9%	27.0%
SG&A	$10,701	$9,278	15.3%	$19,858	$18,133	9.5%
SG&A percent to sales	15.1%	14.3%		13.7%	13.9%
Income from Operations	$7,980	$7,776	2.6%	$19,042	$17,041	11.7%
Operating margin %	11.3%	12.0%		13.2%	13.1%
Net Income	$5,158	$5,194	(0.7)%	$13,722	$11,289	21.6%
Net Income %	7.3%	8.0%		9.5%	8.7%

Peter J. Gundermann, President and Chief Executive Officer, commented, “Operationally, we had solid results in the second quarter. Shipments were strong at $70.8 million, our second highest quarterly total in our history. And, we achieved net income of $5.2 million, even after incurring significant expenses related to acquisitions and financing. We had healthy bookings in the quarter of over $66 million. Our markets remain robust, and we continue to see strong demand for our products.”

-MORE-

Mr. Gundermann continued, “Although we closed our Peco acquisition on July 18 after our second quarter ended, results for the second quarter included about $900,000 of expenses related to the acquisition and its financing. We expect the positive aspects of the acquisition will begin to become apparent in our third quarter results.”

Consolidated Review

Sales in the second quarter of 2013 were $70.8 million, up $5.8 million, or 9.0%, from the prior year period. Aerospace sales, which represented 97.0% of total second quarter sales, increased 10.0%, or $6.3 million, over the prior year period to $68.7 million. Test Systems sales decreased $0.4 million to $2.2 million for the second quarter 2013 compared with last year’s second quarter.

Year-to-date sales in 2013 were $144.8 million, up $14.7 million, or 11.3%, from the prior year-to-date sales of $130.1 million. Aerospace sales of $140.3 million increased 12.8% over the prior year-to-date period to $124.4 million. Test Systems year-to-date sales decreased $1.2 million to $4.5 million compared with the prior-year period.

Consolidated operating margin in the 2013 second quarter was 11.3% compared with 12.0% in the prior-year period. Excluding costs associated with the Peco acquisition and financing, consolidated operating margin for the 2013 second quarter was 12.5%. Year-to-date consolidated operating margin was 13.2% compared with 13.1% in the prior year period.

Year-to-date and second quarter increases in engineering and development (E&D) costs, which are included in cost of products sold, offset leverage gained from increased aerospace sales. E&D costs were $13.3 million and $26.1 million in the 2013 second quarter and year-to-date periods, respectively, compared with $11.1 million and $21.1 million in the 2012 second quarter and year-to-date periods, respectively. E&D spending for 2013 is expected to be in the range of $53 million to $56 million, including $1 million to $2 million from the addition of Peco, Inc. Excluding Peco, expected E&D spending is up $2 million to $4 million from previous expectations, as a result of increased opportunities for product design and development for customers and additional requirements with ongoing projects.

Consolidated selling, general and administrative expenses (“SG&A”) in the 2013 second quarter were $10.7 million, up $1.4 million when compared with $9.3 million in the prior year’s second quarter. The increase was due primarily to higher legal and professional expenses related to acquisition and related financing activity that added approximately $0.9 million in the second quarter of 2013. Additionally, the incremental SG&A costs of Max-Viz, acquired in July of 2012, added $0.6 million compared with the second quarter of 2012. SG&A expenses for the first six months of 2013 were approximately $19.9 million, or 13.7% of sales, compared with $18.1 million, or 13.9% of sales, in the same period last year. The increase was due primarily to the acquisition of Max-Viz, which incrementally added $1.2 million to SG&A in the first half of 2013, and $1.0 million in legal and professional expenses related to acquisition and related financing activity when compared with the prior year.

Net income in the second quarter of 2013 was $5.2 million, or $0.34 per diluted share, unchanged from the same period of last year. Year-to-date net income in 2013 was $13.7 million, or $0.90 per diluted share, compared with net income of $11.3 million, or $0.75 per diluted share, in the same period of last year. Earnings per share for the second quarter and year-to-date periods of 2012 have been restated to reflect the impact of the three-for-twenty Class B stock distribution to shareholders of record on October 29, 2012.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Sales in the second quarter to the Commercial Transport market increased due to higher sales of cabin electronics products as global demand for passenger power systems continued to be strong. Military sales were up when compared with the prior year’s second quarter as volume increased in airframe power, avionics and aircraft lighting sales to this market. Sales to the Business Jet market were down when compared with last year’s second quarter as higher avionics sales due to the addition of Max-Viz’s enhanced vision systems products were more than offset by lower aircraft lighting and airframe power sales to this market. The increase in second quarter FAA/Airport sales was due to increased volume from the FAA during the quarter.

In the first six months of 2013, sales to the Commercial Transport market increased primarily on higher demand for Cabin Electronics products, as well as increased sales of aircraft lighting. Military sales in the first six months were up compared with last year primarily as a result of higher sales of avionics, aircraft lighting and airframe power products. Sales to the Business Jet market were up slightly when compared with the first six months of last year as avionics products sales increased due to the addition of Max-Viz. This was partially offset by lower aircraft lighting and airframe power sales. FAA/Airport sales in the first six months were higher as compared with last year from increased volume.

Aerospace operating profit for the second quarter of 2013 was $11.4 million, or 16.7% of sales, compared with $10.9 million, or 17.5% of sales, in the same period last year. Leverage from higher sales was offset by increased E&D and compensation costs. Higher SG&A expense reflects incremental SG&A of $0.6 million in the quarter from Max-Viz which was acquired in July 2012.

Year-to-date 2013 Aerospace operating profit was $25.7 million, or 18.3% of sales, compared with $22.8 million, or 18.3% of sales, in the same period last year. The increase in the operating profit was due to leverage from the increased sales volume partially offset by increased E&D costs and increased legal and compensation costs. Higher SG&A expense was primarily due to the July 2012 acquisition of Max-Viz, which incrementally added $1.2 million to SG&A in the first six months of 2013.

Bookings during the second quarter and first half of 2013 were $65.7 million and $141.1 million, respectively, compared with bookings of $75.7 million and $134.2 million in the second quarter and year-to-date periods of 2012, respectively. Backlog at the end of the second quarter was $111.7 million.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Sales in the 2013 second quarter decreased to $2.2 million when compared with $2.6 million for the same period in 2012. Year-to-date sales in 2013 decreased to $4.5 million when compared with $5.7 million for the same period in 2012.

Test Systems operating loss for the second quarter of 2013 was $0.6 million compared with a loss of $1.3 million in the same period last year. The year-to-date operating loss was $2.1 million compared with a loss of $2.4 million in the same period last year.

Bookings during the second quarter and year-to-date periods were $0.6 million and $3.7 million, respectively. Backlog at the end of the second quarter was $2.8 million.

Balance Sheet

Capital expenditures during the second quarter and first half of 2013 were $1.8 million and $3.7 million, respectively, compared with $2.8 million and $4.5 million for the same periods in 2012, respectively. The Company expects capital spending in 2013 to be approximately $5 million to $10 million.

In July, the Company amended its credit facility to fund the acquisition of Peco and pay off the drawn balances on its line of credit, Senior term note and Canadian note payable. The amendment included a new $190 million term note with principal payments due quarterly through 2018. Scheduled principal payments on this term note due in each of the next five calendar years is: $4.8 million, $9.5 million, $11.9 million, $16.6 million, $19.0 million and $128.2 million in each year from 2013 through 2018, respectively. The Company expects initially its interest expense will increase to about $1.9 million per quarter due to the higher debt level and increased interest rates

Outlook

On June 29, 2013, Astronics backlog was $114.5 million, excluding Peco. Peco, acquired in July 2013, had backlog at the acquisition date of approximately $40.0 million. Including Peco, approximately $116.6 million of this backlog is expected to ship by the end of 2013 and $136.6 million is expected to ship over the next four quarters.

The Company expects 2013 revenue to be in the range of $325 million to $340 million. Astronics anticipates that approximately $315 million to $330 million of forecasted 2013 revenue will be from its Aerospace segment, while approximately $10 million of the forecasted revenue will be from its Test Systems segment.

Mr. Gundermann concluded, “We anticipate a strong second half of the year such that our base business will finish 2013 with revenue of $290 to $300 million, and we expect Peco to contribute an additional $35 to $40 million. Peco’s impact to our bottom line in the coming quarters is hard to predict as we have not yet completed the required purchase accounting, but we expect the business to produce margins, excluding amortization expense, similar to our existing aerospace business.”

Second Quarter and Year to Date 2013 Webcast and Conference Call

The Company will host a teleconference today at 11:00 AM ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 418102. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, August 7, 2013. A transcript will also be posted to the Company’s Web site, once available.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc. and Max-Viz, Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	6/29/2013	6/30/2012	6/29/2013	6/30/2012
Sales	$70,833	$64,989	$144,800	$130,127
Cost of products sold	52,152	47,935	105,900	94,953

Gross profit	18,681	17,054	38,900	35,174
Gross margin	26.4%	26.2%	26.9%	27.0%
Selling, general and administrative	10,701	9,278	19,858	18,133
SG&A % of Sales	15.1%	14.3%	13.7%	13.9%

Income from operations	7,980	7,776	19,042	17,041
Operating margin	11.3%	12.0%	13.2%	13.1%
Interest expense, net	262	266	480	529

Income before tax	7,718	7,510	18,562	16,512
Income tax expense	2,560	2,316	4,840	5,223

Net Income	$5,158	$5,194	$13,722	$11,289

Net income % of Sales	7.3%	8.0%	9.5%	8.7%
*Basic earnings per share:	$0.36	$0.36	$0.95	$0.79
*Diluted earnings per share:	$0.34	$0.34	$0.90	$0.75
*Weighted average diluted shares outstanding (in thousands)	15,172	15,109	15,174	15,136
Capital Expenditures	$1,843	$2,831	$3,671	$4,496
Depreciation and Amortization	$1,721	$1,384	$3,470	$2,831

*	All share quantities and per share data reported for 2012 have been restated to reflect the impact of the three-for-twenty Class B stock distribution to shareholders of record on October 29, 2013.

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

( in thousands)

	6/29/2013	12/31/2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$16,535	$7,380
Accounts receivable	42,819	45,473
Inventories	53,108	48,624
Other current assets	6,068	6,533
Property, plant and equipment, net	54,741	53,537
Deferred taxes long-term	8,635	9,019
Other long-term assets	3,162	2,977
Intangible assets, net	15,588	16,523
Goodwill	21,781	21,923

Total Assets	$222,437	$211,989

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$10,254	$9,268
Accounts payable and accrued expenses	39,295	38,700
Long-term debt	15,221	20,715
Other liabilities	18,010	18,172
Shareholders’ equity	139,657	125,134

Total Liabilities and Shareholders’ Equity	$222,437	$211,989

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	6/29/2013	6/30/2012	6/29/2013	6/30/2012
Sales
Aerospace	$68,676	$62,423	$140,345	$124,424
Test Systems	2,157	2,566	4,547	5,703
Less Inter-segment	—	—	(92)	—

Total Sales	70,833	64,989	144,800	130,127

Operating Profit and Margins
Aerospace	11,447	10,903	25,735	22,781
	16.7%	17.5%	18.3%	18.3%
Test Systems	(610)	(1,318)	(2,135)	(2,393)
	(28.3)%	(51.4)%	(47.0)%	(42.0)%

Total Operating Profit	10,837	9,585	23,600	20,388
	15.3%	14.7%	16.3%	15.7%
Interest Expense	262	266	480	529
Corporate Expenses and Other	2,857	1,809	4,558	3,347

Income Before Taxes	$7,718	$7,510	$18,562	$16,512

	10.9%	11.6%	12.8%	12.7%

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	6/29/2013	6/30/2012	% change	6/29/2013	6/30/2012	% change	2013 YTD
Aerospace Segment
Commercial Transport	$46,264	$41,179	12.3%	$97,226	$85,287	14.0%	67.1%
Military	12,082	10,162	18.9%	20,698	19,081	8.5%	14.4%
Business Jet	6,966	8,283	(15.9)%	15,631	14,937	4.6%	10.8%
FAA/Airport	3,364	2,799	20.2%	6,790	5,119	32.6%	4.7%

Aerospace Total	68,676	62,423	10.0%	140,345	124,424	12.8%	96.9%

Test Systems Segment
Military	2,157	2,566	(15.9)%	4,455	5,703	(21.9)%	3.1%

Total	$70,833	$64,989	9.0%	$144,800	$130,127	11.3%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	6/29/2013	6/30/2012	% change	6/29/2013	6/30/2012	% change	2013 YTD
Aerospace Segment
Cabin Electronics	$36,677	$31,215	17.5%	$77,105	$66,254	16.4%	53.2%
Aircraft Lighting	19,091	20,311	(6.0)%	37,208	37,299	(0.2)%	25.7%
Avionics	4,366	2,915	49.8%	9,696	6,040	60.5%	6.7%
Airframe Power	5,178	5,183	(0.1)%	9,546	9,712	(1.7)%	6.6%
Airfield Lighting	3,364	2,799	20.2%	6,790	5,119	32.6%	4.7%

Aerospace Total	68,676	62,423	10.0%	140,345	124,424	12.8%	96.9%

Test Systems Segment
Military	2,157	2,566	(15.9)%	4,455	5,703	(21.9)%	3.1%

Total	$70,833	$64,989	9.0%	$144,800	$130,127	11.3%	100.0%

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Trailing Twelve Months
	9/29/2012	12/31/2012	3/30/2013	6/28/2013	6/28/2013
Sales
Aerospace	$65,788	$64,743	$71,669	$68,676	$270,876
Test Systems	3,111	2,677	2,298	2,157	10,243

Total Sales	$68,899	$67,420	$73,967	$70,833	$281,119

Bookings
Aerospace	$64,674	$65,611	$75,390	$65,714	$271,389
Test Systems	2,144	705	3,092	620	6,561

Total Bookings	$66,818	$66,316	$78,482	$66,334	$277,950

Backlog*
Aerospace	$110,045	$110,915	$114,636	$111,674	N/A
Test Systems	5,537	3,565	4,359	2,822	N/A

Total Backlog	$115,582	$114,480	$118,995	$114,496	N/A

Book:Bill Ratio
Aerospace	0.98	1.01	1.05	0.96	1.00
Test Systems	0.69	0.26	1.35	0.29	0.64

Total Book:Bill	0.97	0.98	1.06	0.94	0.99

*	On July 30, 2012, Astronics Corporation acquired Max-Viz, Inc. which included a backlog of approximately $3.5 million for the Aerospace segment.